                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 33-98528

PROSPECTUS

                                3,000,000 SHARES

                                  PHYCOR, INC.

                                  COMMON STOCK

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         In accordance with the applicable rules of the Securities and Exchange Commission, this Prospectus may be used in connection with separate offerings of the Common Stock, no par value per share ("Common Stock"), of PhyCor, Inc. ("PhyCor" or the "Company").

         This Prospectus relates to the resale by the holders thereof (the "Selling Shareholders") of up to 3,000,000 shares (the "Shares") of the Company's Common Stock issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), in transactions not involving public offerings in connection with the Company's affiliation and long-term relationships with single- and multi-specialty medical clinics, individual physician practices and related businesses, including, but not limited to, management services organizations, consulting firms and other physician management companies. In addition, this Prospectus also relates to the resale by certain Selling Shareholders of Common Stock issued without registration under the Securities Act in transactions not involving public offerings upon the exercise of (i) options granted by the Company prior to the adoption by the Company of its stock incentive plans; and (ii) stock purchase warrants issued, or to be issued from time to time, in connection with financing activities, acquisitions and related transactions, including, but not limited to, (A) warrants issued as consideration for consulting or other services provided or to be provided to the Company and the execution of a management or service agreement with the Company or an affiliate and (B) warrants issued by the Company to holders of shares of Common Stock of PhyCor Management Corporation ("PMC"), an entity in which the Company owns a minority equity interest and which develops and manages independent physician associations ("IPAs"). See "The Company - Physician Networks." The Common Stock may be resold by the Selling Shareholders in such amounts and on such terms to be set forth in a supplement to this Prospectus (a "Supplement") or a post-effective amendment (a "Post-Effective Amendment") to the Registration Statement in which this Prospectus is included. The specific terms upon which the Common Stock is being offered for resale in connection with the delivery of this Prospectus will be set forth in the Supplement or Post-Effective Amendment, as applicable, and will include the specific number of shares of Common Stock to be sold and other information concerning the Selling Shareholder or Shareholders. The Company's Common Stock may not be resold through this Prospectus without delivery of the applicable Supplement or Post-Effective Amendment.

         The Shares held by the Selling Shareholders may be offered from time to time in transactions on the Nasdaq Stock Market's National Market System (the "Nasdaq National Market"), in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration of the Shares being offered by the Selling Shareholders.

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         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
               SEE "RISK FACTORS" APPEARING ON PAGES 4 THROUGH 7.

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   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION NOR HAS THE  COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
             CONTRARY  IS A CRIMINAL OFFENSE.

                               NOVEMBER 25, 1997

                              AVAILABLE INFORMATION

         The Company has filed a Registration Statement on Form S-3, including amendments thereto, relating to the Common Stock offered hereby (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). This Prospectus and any accompanying Supplement do not contain all of the information set forth in the Registration Statement and exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or as previously filed with the Commission and incorporated herein by reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information may be inspected and copied at the offices of the Commission as stated above or at its regional offices located in the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market and such reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

         (2) The Company's Current Report on Form 8-K, dated February 3, 1997, as amended by the Company's Current Report on Form 8-K/A, dated February 26, 1997;

         (3) The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997;

         (4) The Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1997;

         (5) The Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1997;

         (6)    The Company's Current Report on Form 8-K, dated October 31,
                1997; and

         (7) The description of the Company's Common Stock contained in the Company's Registration Statements on Form 8-A, dated January 8, 1992 and March 8, 1994, respectively.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing herein is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215, ATTENTION: N. CAROLYN FOREHAND, VICE PRESIDENT AND GENERAL COUNSEL (TELEPHONE NUMBER (615) 665-9066). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares offered hereby and any accompanying Prospectus Supplement or Post-Effective Amendment, as applicable. This discussion also identifies important cautionary factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements of the Company made by, or on behalf of, the Company. In particular, the Company's forward-looking statements, including those regarding the acquisition of additional clinics, the development of additional IPAs, the adequacy of the Company's capital resources, the future profitability of capitated fee arrangements and other statements regarding trends relating to various revenue and expense items, could be affected by a number of risks and uncertainties including those described below.

         No Assurance of Continued Rapid Growth. The Company's continued growth is dependent upon its ability to achieve significant consolidation of multi-specialty medical clinics, to sustain and enhance the profitability of those clinics and to develop and manage IPAs. The process of identifying suitable acquisition candidates and proposing, negotiating and implementing an economically feasible affiliation with a physician group or formation or management of a physician network is lengthy and complex. Clinic and physician network operations require intensive management in a dynamic marketplace increasingly subject to cost containment pressures. There can be no assurance that PhyCor will be able to sustain its historically rapid rate of growth. The success of PhyCor's strategy to develop and manage IPAs is largely dependent upon its ability to form networks of physicians, to obtain favorable payor contracts, to manage and control costs and to realize economies of scale. Many of the agreements entered into by physicians participating in PhyCor-managed IPAs are not exclusive arrangements. The physicians, therefore, could join competing networks or terminate their relationships with the IPAs. There can be no assurance that PhyCor will continue to be successful in acquiring additional physician practice assets, establishing new IPA networks or maintaining relationships with affiliated physicians. See "The Company-Physician Networks."

         Additional Financings. The Company's multi-specialty medical clinic acquisition and expansion program and its IPA development and management plans require substantial capital resources. The operations of its existing clinics require ongoing capital expenditures for renovation and expansion and the addition of costly medical equipment and technology utilized in providing ancillary services. The Company may also, in certain circumstances, acquire real estate in connection with clinic acquisitions. The Company will require additional financing for the development of additional IPAs and expansion and management of its existing IPAs. The Company expects that its capital needs over the next several years will exceed capital generated from operations. The Company plans to incur indebtedness and to issue, from time to time, additional debt or equity securities, including the issuance of Common Stock or convertible notes in connection with the types of transactions identified on the cover page of this Prospectus. The Company's bank credit facility requires the lenders' consent for borrowings in connection with the acquisition of certain clinic assets. There can be no assurance that sufficient financing will be available or available on terms satisfactory to the Company.

         Competition. The business of providing health care related services is highly competitive. Many companies, including professionally managed physician practice management companies like the Company, have been organized to pursue the acquisition of medical clinics, manage such clinics, employ clinic physicians or provide services to IPAs. Large hospitals, other multi-specialty clinics and other health care companies, health maintenance organizations ("HMOs") and insurance companies are also involved in activities similar to those of the Company. Some of these competitors have longer operating histories and significantly greater resources than the Company. There can be no assurance that the Company will be able to compete effectively, that additional competitors will not enter the market, or that such competition will not make it more difficult to acquire the assets of multi-specialty clinics on terms beneficial to the Company. See "The Company - Multi-Specialty Medical Clinics" and "The Company - Physician Networks."

         Risks Associated with Managed Care and Capitation; Reliance on Physician Networks. Many of the payor contracts entered into on behalf of PhyCor-managed IPAs are based on capitated fee arrangements. Under capitation arrangements, health care providers bear the risk, subject to certain loss limits, that the aggregate costs of providing medical services to the members will exceed the premiums received. The management fees are based, in part, upon a share of surplus, if any, of a capitated amount of revenue. Some agreements with payors also contain "shared risk" provisions under which the Company and the IPA can earn additional compensation based on utilization of hospital services by members and may be required to bear a portion of any loss in connection with such "shared risk" provisions. Any such losses could have a material adverse effect on the Company. The profitability of the managed IPAs is dependent upon the ability of the providers to effectively manage the per patient costs of providing medical services and the level of utilization of medical services. The management fees are also based upon a percentage of revenue collected by the IPAs. Any loss of revenue by the IPAs as a result of losing affiliated physicians, the termination of third party payor contracts or otherwise could have a material adverse effect on management fees derived by the Company from its management of IPAs. Through its service agreements, the Company also shares in capitation risk assumed by its affiliated physician groups. Managed care providers and management entities such as the Company are increasingly subject to liability claims arising from utilization management, provider compensation arrangements and other activities designed to control costs by reducing services. A successful claim on this basis against the Company or an affiliated clinic or IPA could have a material adverse effect on the Company.

         Risks of Changes in Payment for Medical Services. The profitability of the Company may be adversely affected by Medicare and Medicaid regulations, cost containment decisions of third party payors and other payment factors over which the Company has no control. The federal Medicare program has undergone significant legislative and regulatory changes in the reimbursement and fraud and abuse areas, including the adoption of the resource-based relative value scale ("RBRVS") schedule for physician compensation under Medicare, which may continue to have a negative impact on the Company's revenue. Efforts to control the cost of health care services are increasing. Many of the Company's physician groups are becoming affiliated with provider networks, managed care organizations and other organized health care systems, which often provide fixed fee schedules or capitation payment arrangements that are lower than standard charges. Future profitability in the changing health care environment, with differing methods of payment for medical services, is likely to be affected significantly by management of health care costs, pricing of services and agreements with payors. Because the Company derives its revenues from the revenues generated by its affiliated physician groups and from its managed IPAs, further reductions in payments to physicians generally or other changes in payment for health care services could have an adverse effect on the Company.

         Additional Regulatory Risks. The health care industry and physicians' medical practices are highly regulated at the state and federal levels. Many state laws restrict the unlicensed practice of medicine, the splitting or sharing of fees with non-physician entities and the enforcement of non-competition agreements. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the purchase, lease or order of items or services that are covered by Medicare or state health programs. In addition, federal law requires that physician groups be included within a definition of "group practice" in order to be permitted to make referrals within the group. Federal antitrust law also prohibits conduct that may result in price-fixing or other anticompetitive conduct. Because of the structure of the relationships between the Company and the physician groups and its managed IPAs, there can be no assurance that review of the Company's business by courts or health care, tax, labor or other regulatory authorities will not result in determinations that could adversely affect the financial condition or results of operations of the Company or that the health care regulatory environment will not change in a manner that would restrict the Company's existing operations or limit the expansion of the Company's business or otherwise adversely affect the Company. In addition to civil and, in some cases, criminal penalties for violation of Medicare and Medicaid statutes, violators of these statutes may be excluded from participation in Medicare or state health programs.

         Risks Associated with Straub Clinic & Hospital, Incorporated ("Straub") Transaction. In January 1997, the Company consummated its merger with Straub, an integrated health care system with a 152-physician multi-specialty clinic and 159-bed acute care hospital located in Honolulu, Hawaii. In connection with the transaction with Straub, the Company provides certain management services to both a physician group practice and a hospital owned by the group. Because the hospital is subject to extensive regulation and because hospital management companies have, in some instances, been viewed as referral sources by federal regulatory agencies, the relationship between the Company and the physician group could come under increased scrutiny under the Medicare fraud and abuse law. In late 1995, prior to its association with the Company, Straub was served with a federal search warrant in connection with an investigation into Straub's billings and receivables practices, including with respect to Medicare, Medicaid and CHAMPUS. The investigation is ongoing, and no determination can be made at this time as to its outcome. The Company is indemnified by the physician group affiliated with Straub against any penalties imposed as a result of the investigation, and the Company believes that such indemnity will be sufficient to satisfy any claims made against the Company as a successor to Straub, although no assurance can be given in that regard. In addition, the federal government could in certain circumstances suspend or prevent Straub from participating in government programs, which would adversely affect the Company's revenues under its service agreement with Straub.

         Tax Audit. The Company has been subject to an audit by the Internal Revenue Service (the "IRS") covering the years 1988 through 1993. The IRS has proposed adjustments relating to the timing of recognition for tax purposes of certain revenue and deductions relating to uncollectible accounts and the Company's relationship with affiliated physician groups. The Company disagrees with the positions asserted by the IRS including any recharacterization and is vigorously contesting these proposed adjustments. The Company believes that any adjustments resulting from resolution of this disagreement would not affect reported net earnings of the Company but would defer tax benefits and change the levels of current and deferred tax assets and liabilities. For the years under audit and, potentially, for subsequent years, any such adjustments could result in material cash payments by the Company. The Company does not believe the resolution of this matter will have a material adverse effect on its financial condition, although there can be no assurance as to the outcome of this matter.

         Applicability of Insurance Regulations. The Company, through its IPAs, enters into contracts and joint ventures with licensed insurance companies, such as HMOs, whereby the Company and its IPAs assume risk in connection with the providing of medical services under capitation arrangements. To the extent the Company or its managed IPAs are in the business of insurance as a result of entering into such risk sharing arrangements, they are subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs. In connection with multi-specialty medical clinic acquisitions, the Company has and may continue to acquire HMOs previously affiliated with such clinics. The HMO industry is highly regulated at the state level and is highly competitive. Additionally, the HMO industry has been subject to numerous legislative initiatives within the past several years. There can be no assurance that developments in any of these areas will not have an adverse effect on the Company's wholly-owned HMOs or on HMOs in which the Company has a partial ownership interest or other financial involvement.

         Risks Inherent in Provision of Medical Services. The physician groups with which the Company affiliates and the physicians participating in networks developed and managed by the Company are involved in the delivery of medical services to the public and, therefore, are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. The Company does not control the practice of medicine by affiliated physicians or the compliance with certain regulatory and other requirements directly applicable to physicians, physician networks and physician groups. The Company is indemnified under its service agreements for claims against the physician groups, maintains liability insurance for itself and negotiates liability insurance for the physicians affiliated with its clinics and under its management agreements for claims against the IPAs and physician members. Successful malpractice claims asserted against the physician groups, the managed IPAs, or the Company, however, could have a material adverse effect on the Company.

         Impact of Health Care Regulatory Changes. The United States Congress and many state legislatures routinely consider proposals to reform or modify the health care system, including measures that would control health care spending, convert all or a portion of government reimbursement programs to managed care arrangements, and balance the federal budget by reducing spending for Medicare and state health programs. These measures can affect a health care company's cost of doing business and contractual relationships. For example, recent developments that affect the Company's activities include: (i) federal legislation requiring a health plan to continue coverage for individuals who are no longer eligible for group health benefits and prohibiting the use of "pre-existing condition" exclusions that limit the scope of coverage; (ii) a Health Care Financing Administration policy prohibiting restrictions in Medicare risk HMO plans on a physician's recommending to patients other health plans and treatment options; and (iii) regulations imposing restrictions on physician incentive provisions in physician provider agreements. There can be no assurance that such legislation, programs and other regulatory changes will not have a material adverse effect on the Company.

         Dependence on Affiliated Physicians. Substantially all of the Company's revenue is derived from service or management agreements with the Company's affiliated clinics, the loss of certain of which could have a material adverse effect on the Company. In addition, any material decline in revenue by the Company's affiliated physician groups, whether as a result of physicians leaving the affiliated physician groups or otherwise, could have a material adverse effect on the Company. The Company and one of its smallest affiliated physician groups, with respect to which the Company has an investment representing less than 1% of the Company's total assets, are in discussions which may result in the sale of the clinic assets. While discussions are in a preliminary stage and the Company does not believe the ultimate outcome of this situation will have a material adverse effect on the Company, there can be no certainty at this time as to the resolution of this matter and its impact on the Company.

         Risk Associated with PhyCor Management Corporation. PMC, an entity in which the Company owns a minority interest, was organized in 1995 to develop and manage IPAs and provide development and other services to physician organizations. PMC is managed by the Company and has a Company executive officer on its Board of Directors. PMC expects to operate at a loss during its first few years of operations. The Company is recognizing a pro rata portion of PMC's losses equal to the Company's minority equity interest in PMC. PMC has been organized so as not to be consolidated with the Company. Changes in structure or accounting rules or the exercise by the Company of its option to purchase PMC's Class B Common Stock prior to such time, if any, as PMC shall have become profitable could result in the Company being required to consolidate the operations of PMC. Such consolidation could cause the Company to recognize a greater percentage of PMC's operating losses, which could have a material adverse effect on the Company. See "The Company - Physician Networks."

         Anti-takeover Considerations. The Company is authorized to issue up to 10,000,000 shares of preferred stock, the rights of which may be fixed by the Board of Directors. In February 1994, the Board of Directors approved the adoption of a Shareholder Rights Plan (the "Rights Plan"). The Rights Plan is intended to encourage potential acquirors to negotiate with the Company's Board of Directors and to discourage coercive, discriminatory and unfair proposals. The Company's stock incentive plans provide for the acceleration of the vesting of options in the event of a change in control, and the Company's Restated Charter provides for the classification of its Board of Directors into three classes, with each class of directors serving staggered terms of three years. Provisions in the executive officers' employment agreements provide for post-termination compensation, including payment of certain of the executive officers' salaries for 24 months, following a change in control. Most physician groups may terminate their service agreements with the Company in certain events, including a change in control of the Company which is not approved by a majority of the Company's Board of Directors. The former shareholders of North American Medical Management, Inc., an entity acquired by the Company in January 1995 which develops and manages IPAs ("North American"), have the right to repurchase the capital stock of North American in the event of a change of control which occurs prior to December 31, 1997. A change in control of the Company also constitutes an event of default under the Company's bank credit facility. The foregoing matters may, together or separately, have the effect of discouraging or making more difficult an acquisition or change of control of the Company.

                                 THE COMPANY

COMPANY OVERVIEW

         The Company is a physician practice management company that acquires and operates multi-specialty medical clinics and develops and manages IPAs. The Company's objective is to organize physicians into professionally managed networks that assist physicians in assuming increased responsibility for delivering cost-effective medical care while attaining high-quality clinical outcomes and patient satisfaction. As of the date of this Prospectus, the Company operates 53 clinics with approximately 3,780 physicians in 28 states. The Company also manages IPAs, which are networks of independent physicians, that include over 17,800 physicians in 27 markets. The Company's affiliated physicians provide capitated medical services to approximately 1,100,000 members, including approximately 165,000 Medicare members.

MULTI-SPECIALTY MEDICAL CLINICS

         A multi-specialty medical clinic provides a wide range of primary and specialty physician care and ancillary services through an organized physician group practice representing various medical specialties. Multi-specialty medical clinics historically have been locally owned organizations managed by practicing physicians.

         The Company generates increased demand for the services and capabilities of its affiliated physician organizations and achieves growth through the addition of physicians, the expansion of managed care relationships and the addition and expansion of ancillary services. The Company is also assisting formerly unaffiliated physicians in particular markets to develop new physician groups which enter into long-term service agreements with the Company. In addition, the Company is developing physician networks around its physician groups to enhance managed care contracting and to provide the physician component of organized health care systems. Physicians in affiliated physician groups may participate in IPAs developed and managed by North American or PMC. See "Physician Networks." The Company is also positioning the clinics for participation in organized health care systems by establishing strategic alliances with HMOs, insurers, hospitals and other health care providers and by enhancing medical management systems.

         Upon the acquisition by the Company of a clinic's operating assets, the affiliated physician group simultaneously enters into a long-term service agreement with the Company. The Company, under the terms of the service agreement, provides the physician group with the equipment and facilities used in its medical practice, manages clinic operations, employs most of the clinic's non-physician personnel, other than certain diagnostic technicians, and receives a service fee.

         The physician groups offer a wide range of primary and specialty physician care and ancillary services. Approximately one-half of the Company affiliated physicians are primary care providers. The primary care physicians are those in family practice, general internal medicine, obstetrics, pediatrics and emergency and urgent care. The Company works closely with its affiliated physician groups to recruit new physicians and merge sole practices or single specialty groups, especially primary care groups, into the clinics' physician groups. Substantially all of the physicians practicing in the clinics are certified or eligible to be certified by the applicable specialty boards.

         The Company's affiliated physicians maintain full professional control over their medical practices, determine which physicians to hire or terminate and set their own standards of practice in order to promote high quality health care. Pursuant to its service agreements with physician groups, the Company manages all aspects of the clinic other than the provision of medical services, which is controlled by the physician groups. At each clinic, a joint policy board equally comprised of physicians and Company personnel focuses on strategic and operational planning, marketing, managed care arrangements and other major issues facing the clinic. The joint policy board involves experienced health care managers in the decision-making process and brings increased discipline and accountability to clinic operations. The Company is not engaged in the practice of medicine.

         Management believes its clinics have the opportunity to form relationships with managed care organizations, insurance companies and hospitals to create high-quality, cost-effective health care delivery systems. The Company is aligning its affiliated clinics with low-cost, high-quality hospitals and related providers in each of its markets and through various relationships is seeking to more closely coordinate the overall delivery of health care to patients. These plans may include participation by affiliated physicians in physician networks developed and managed by the Company or PMC. See "Physician Networks." Pursuant to certain of the Company's relationships with managed care organizations and insurance companies, responsibility for physician services, hospital utilization and overall medical management is assumed by the physician networks being developed by PhyCor-affiliated clinics. The Company believes that medical management performed within physician organizations can yield the greatest value in quality-driven, cost-effective health care and that premiums collected from purchasers of health care will be allocated based upon the value of the services performed by the health care provider members of organized health care systems.

         The Company has initiated the PhyCor Institute for Healthcare Management which provides practical managed care and medical management training for physicians affiliated or considering affiliation with the Company. Through the Institute's efforts, physicians in many locations work together to achieve "economies of intellect" and best practice performance through shared data and experience. These efforts emphasize outcomes measurement and management and are intended to improve the physicians' ability to attain optimal clinical outcomes and patient satisfaction while emphasizing appropriate utilization of health care resources. The Company believes that, in the future, its ability to differentiate its physician organizations based upon quality clinical performance will increasingly impact financial performance.

         The Company provides support for the selection and implementation of information systems at its clinics. The Company has selected certain practice management and other systems considered to be most effective for capitated risk management, provider profiling, outcomes analysis and automated patient records for implementation at its clinics. These systems are designed to allow physician organizations to successfully capture information that will enable them to more effectively manage the risk associated with capitated arrangements.

         The Company also negotiates national arrangements that provide cost savings to the clinics through economies of scale in malpractice insurance, supplies and equipment. In addition, the Company has a service improvement program that aligns staffing with the volume and service needs of its physician organizations and focuses on measuring and improving patient satisfaction. Upon assuming the operations of a clinic, the Company implements a standard set of business policies and reviews procedure coding practices in each clinic.

PHYSICIAN NETWORKS

         The Company established its presence in the IPA management business in 1995 and believes that a significant opportunity exists to develop and manage IPAs. IPAs consolidate independent physicians by providing general organizational structure and management to the physician network. IPAs provide or contract for medical management services to assist physician networks in obtaining and servicing managed care contracts and enable previously unaffiliated physicians to assume and more effectively manage capitated risk.

         As of the date of this Prospectus, the Company manages IPAs with over 17,800 physicians in 27 markets. The Company establishes management companies through which all health plan contracts are negotiated. These management companies, in which physicians may have an equity interest, provide information and operating systems, actuarial and financial analysis, medical management and provider contract services to the IPA. The Company assists physicians in forming networks to develop a managed care delivery system in which the IPA accepts fiscal responsibility for providing a wide range of medical services. The Company intends to continue to develop primary care-oriented health care delivery systems in certain markets that do not have established managed care networks.

         In June 1995, the Company purchased a minority interest in PMC and manages PMC pursuant to a ten-year administrative services agreement. PMC develops and manages IPAs and provides other services to physician organizations. The Company has an option to purchase the remaining equity interest of PMC prior to the end of May 2005.

                              SELLING SHAREHOLDERS

         The Company has issued, and intends to continue to issue, unregistered shares of Common Stock in connection with the Company's affiliation and long-term relationships with individual physician practices, single and multi-specialty clinics and related businesses, including, but not limited to, management services organizations, consulting firms and other physician management companies. The Company has in the past and may in the future issue warrants to purchase shares of Common Stock in connection with financing activities, acquisitions and related transactions. In addition, the Company has granted options to purchase shares of Common Stock to certain individuals prior to the adoption of its stock incentive plans. Upon exercise of such options and warrants, the Selling Shareholders will receive unregistered shares of Common Stock.

         The Selling Shareholders may determine to reoffer the Shares to the public. The identity of the Selling Shareholders, the number of Shares to be sold by the Selling Shareholders and the price per Share will be determined at the time of the consummation of the particular transaction. Specific information regarding the transaction, the identity of the Selling Shareholders and the number of Shares to be resold will be provided at the time of such transaction by means of a Supplement or a Post-Effective Amendment, as applicable.

                  PLAN OF OFFERING BY THE SELLING SHAREHOLDERS

         The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions on the Nasdaq National Market, in negotiated transactions, through the writing of options on the Shares, or through a combination of such methods of sale, at prices related to such prevailing market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company intends to make available public information concerning itself in compliance with the Securities Act and the regulations thereunder, and accordingly, Rule 144 or 145 adopted under the Securities Act may be available for use by holders of Common Stock to effect transfers of such securities, subject to compliance with the applicable provisions of such rules. The terms of particular acquisitions by the Company may require the holder of Common Stock to use Rule 144 or 145, if available, for the resale of Common Stock rather than to effect resales pursuant to this Prospectus.

                                LEGAL MATTERS

         Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee.

                                   EXPERTS

         The Consolidated Financial Statements of the Company incorporated herein by reference have been included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, upon the authority of such firm as experts in accounting and auditing.

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         NO PERSON HAS BEEN AUTHORIZED IN
CONNECTION WITH THE OFFERING MADE HEREBY TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY
THE COMPANY OR ANY SELLING SHAREHOLDER. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL
OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE
SECURITIES OFFERED HEREBY TO ANY PERSON OR BY                                   3,000,000 SHARES
ANYONE IN ANY JURISDICTION IN WHICH IT IS
UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.                                       PHYCOR, INC.
NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,                               COMMON STOCK
CREATE ANY IMPLICATION THAT THE INFORMATION
CONTAINED HEREIN IS CORRECT AS OF ANY DATE                                       ----------------
SUBSEQUENT TO THE DATE HEREOF.                                                      PROSPECTUS
                                                                                 ----------------

             ---------------


            TABLE OF CONTENTS

                                                      Page
                                                      ----

Available Information..................................2
Incorporation Of Certain Information By
  Reference............................................2
Risk Factors...........................................4
The Company............................................7
Selling Shareholders...................................9
Plan Of Offering By The Selling Shareholders...........9
Legal Matters.........................................10
Experts...............................................10

                                                                                    November 25, 1997



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